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                                            Exhibit 12

                 FORM OF TAX OPINION AND CONSENT



                                       [Date], 1998



Global Value Limited Partnership
c/o Polaris Capital Management, Inc.,
General Partner
125 Summer Street
Boston, MA  02110

Forum Funds
  on behalf of
Polaris Global Value Fund
Two Portland Square
Portland, ME  04101
Gentlemen:


         You have requested our opinion regarding certain federal income tax consequences to Global Value Limited Partnership ("Transferor") and to Polaris Global Value Fund ("Fund"), a separate series of Forum Funds, in connection with the proposed transfer pursuant to section 351 of the Internal Revenue Code of 1986, as amended, (the "Code") of all of the assets of Transferor to Fund in exchange solely for over 80 percent of the shares of beneficial interest of Fund ("Shares"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of [Date], 1998 (the Exchange).

         For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14, filed by Forum Funds on [Date], 1998, with the Securities and Exchange Commission,
(3) the facts and representations contained in the letter dated [Date], 1998, addressed to us from Transferor and Fund, and
(4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

         This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Exchange taking place in the manner described in the Plan and the Form N-14 referred to above, and (b) the facts and representations contained in the letter dated [Date], 1998,



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addressed to us from Transferor and Fund, being true and accurate as of the closing date of the Exchange.

         Based upon the foregoing, it is our opinion that:

         (1) Transferor will recognize no gain or loss on the Exchange.

         (2) Fund will recognize no gain or loss on the Exchange.

         (3) Funds basis in the assets received in the Exchange will equal the basis of those assets in the hands of Transferor immediately prior to the Exchange.

         (4) Funds holding period for the assets received in the Exchange will include the holding period during which Transferor held the assets.

         We express no opinion as to the federal income tax consequences of the Exchange except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan and the representations made to us.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form N-14 filed by Forum Funds with the Securities and Exchange Commission and to the reference to our firm under the caption Legal Matters Relating to the Conversion in the Proxy Statement/Prospectus included in that Registration Statement.

                                       Very truly yours,





















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